AMENDMENT #3 OF
             JOINT EXPLORATION, DEVELOPMENT AND OPERATING AGREEMENT

     This Amendment #3 of the Joint Exploration, Development and Operating Agreement between RAG Wyoming Land Company ("RAG") and Hi-Pro Production, LLC ("Hi-Pro") is entered into this ____ day of _______________, 2002.

     WITNESSETH,  that:

     WHEREAS, RAG and Hi-Pro have entered into a Joint Exploration, Development and Operating Agreement for the Development and Production of Coalbed Methane
Gas  effective  June  15,  2000,  (the  "Agreement");  and

     WHEREAS, Exhibit "C" to the Agreement sets forth the legal description of the lands covered by the Agreement and the parties have previously amended the Agreement by Amendments #1 and #2; and

     WHEREAS, the parties desire to amend and replace Exhibit "C" to the Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

     1. That Exhibit "C" to the Joint Exploration, Development and Operating Agreement between the parties dated June 15, 2000, is hereby amended and replaced with the amended Exhibit "C", attached hereto.

     2. The parties further agree that all other terms, provisions and covenants of the Agreement, as amended, shall remain unchanged.


          IN WITNESS WHEREOF, the parties have caused this Amendment #3 to be executed by their respective representatives as of the date first above written.


                                       HI-PRO  PRODUCTION,  LLC


                                       BY:     _____________________________
                                               AUTHORIZED  MEMBER



                                       RAG  WYOMING  LAND  COMPANY


                                       Y:     _____________________________
                                              AUTHORIZED  OFFICER